EXHIBIT 5.1
                                                                     -----------

[LOGO]
FOLEY
HOAG LLP
ATTORNEYS AT LAW

                                                               Boston Office
                                                               617.832.1000
February 7, 2003                                               www.foleyhoag.com

Able Laboratories, Inc.
6 Hollywood Court
South Plainfield, NJ 07080


Re:  S-8 Registration Statement

Dear Ladies and Gentlemen:

         We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by Able Laboratories, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the proposed offering by the Company of up to 1,871,602 shares (the "Shares") of its common stock, par value $0.01 per share (the "Common Stock"), which are issuable under options previously granted and currently outstanding (the "Options").

         In arriving at the opinions expressed below, we have examined and relied on the following documents:

1. The Certificate of Incorporation, as amended, and the Amended and Restated By-Laws of the Company.

2. The records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

3.       The form of the Options.

         In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

         We assume that all Shares to be issued upon exercise of the Options will be issued in accordance with the terms of the Options and that the purchase price of the Shares, or the value of other consideration received or to be received by the Company for the Shares, will be greater than or equal to the par value per share of the Shares.

         Based upon the foregoing, it is our opinion that the Shares, when issued and delivered upon the exercise of the Options and against receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and nonassessable.

         This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

         We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

                                                     Sincerely,


                                                     FOLEY HOAG LLP

                                                     By: /s/ Gerard P. O'Connor
                                                         ----------------------
                                                         A Partner